Exhibit 10.9

Qualtrics Employment Agreement
This Employment Agreement (this "Agreement") is made by and between Qualtrics, LLC ("Qualtrics"), and the employee whose signature appears below ("Employee") and is effective as of Employee's date of signature (the "Effective Date"). This Agreement describes the terms under which Employee will be employed, at will (subject to the terms of the Offer Letter from Company to Employee dated as of September 2, 2016).
Non-competition & Non-solicitation Restrictions. Qualtrics is in the business of providing software and services related to surveys, data collection, data analysis, reporting and dashboards, market research, customer experience, and/or employee insights (collectively, the "Business"). Employee covenants and agrees that, during his employment and for a period of6 months after termination of his employment for any reason, Employee will not:

a)
directly or indirectly own, manage, operate, control, serve as a consultant to, be employed by or participate atConfirmit, FocusVision, Foresee, MaritzCX, Medallia, QuestionPro, Satmetrix, SurveyMonkey, Verint or Vision Critical;

b)
solicit, employ, hire, offer to hire, become a business partner with or entice away from Qualtrics any person who is or has been within the past six (6) months an employee of Qualtrics or any of its affiliates (collectively, "Qualtrics Employees");

c)
solicit, divert, take away, or attempt to solicit, divert or take away: (i) any customers of Qualtrics or its affiliates or (ii) any prospective customers of Qualtrics or its affiliates that Employee solicited or interacted with during his period of employment (collectively "Qualtrics Customers"); or

d)
persuade or attempt to persuade any Qualtrics Employee, Qualtrics Customer, or consultant, agent, supplier or vendor of Qualtrics or any of its affiliates, to alter or discontinue its relationship with Qualtrics or any of its affiliates or to do any act that is inconsistent with the interests of Qualtrics or any of its affiliates.

To the fullest extent allowed under applicable law, there is no geographic limitation to these restrictions.
Confidential Information. For purposes of this Agreement, the phrase "Confidential Information" includes without limitation (whether or not specifically designated as confidential or proprietary): information and technology developed by Qualtrics, business plans, financial information, marketing strategies, trade secrets, product roadmaps, information concerning Qualtrics' existing and prospective markets and customers, confidential information received from customers, consultants, vendors, and suppliers, and information concerning any personnel of Qualtrics (other than Employee), including skills, compensation and personal information; provided, however, that "Confidential Information" does not include information that (a) was lawfully in Employee's possession without confidentiality restrictions prior to disclosure of such information by Qualtrics; (b) was or becomes available in the public domain without violation of this Agreement; (c) is documented by Employee to have been developed by him independently and outside the scope of his employment; or (d) is furnished to Employee by a third party not under an obligation of confidentiality. Employee agrees that during his employment and after termination of such employment, irrespective of cause, he will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as expressly authorized in writing by Qualtrics. Employee's obligations under this section are indefinite in term and shall survive the termination ofthis Agreement.
Work Product and Intellectual Property Rights. Employee agrees to assign Qualtrics all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, drawings, discoveries, algorithms, formulas, code, ideas, trademarks, and trade secrets related to Qualtrics or the Business, whether or not patentable or registrable, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, with the use of Qualtrics' equipment, supplies, facilities, assets, or Qualtrics Confidential Information, or which may arise out of any research or other activity conducted under the direction of Qualtrics (collectively, "Intellectual Property"). Employee understands and agrees that (i) all original works for authorship that are made by Employee within the scope of Employee's work at Qualtrics or related in some manner to the Business are "works made for hire," as that term is defined in the United States Copyright Act, (ii) the decision whether or not to commercialize or market any Intellectual Property is within Qualtrics' sole discretion and for Qualtrics' sole benefit, and (iii) no royalty or other consideration will be due to Employee as a result of Qualtrics' efforts to commercialize or market any such Intellectual Property. Employee will execute and deliver to Qualtrics, upon request, appropriate assignments of such Intellectual Property and such other documents and instruments as Qualtrics may request to fully and completely assign such Intellectual Property to Qualtrics.

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the Effective Date.

QUALTRICS, LLC		EMPLOYEE

Signed:	/s/ Blake Tierney	Signed:	/s/ Zig Serafin
Name:	Blake Tierney	Name:	Zig Serafin
Date:	Director, Legal	Date:	5/3/2017
Address: